                                                                   Exhibit 10.6


                          AVTEAM TAX ALLOCATION AND
                          INDEMNIFICATION AGREEMENT


         THIS AVTEAM TAX ALLOCATION AND INDEMNIFICATION AGREEMENT is entered into as of this 5th day of December, 1996 between Donald A. Graw
("Stockholder"), and AVTEAM, INC., a Florida corporation, formerly known as Interstar Trading Corporation (the "Company").

                            W I T N E S S E T H :

         WHEREAS, Stockholder owns 500,000 shares of the sole class of stock in the Company, constituting ___ percent of the total outstanding shares of stock in the Company;

         WHEREAS, pursuant to that certain Stock Purchase Agreement by and among the Company and the persons listed on the signature pages thereto (the "Purchasers"), dated as of December 5, 1996, the Purchasers will purchase shares of the newly-authorized preferred stock of the Company and, in connection therewith, the Company's subchapter S corporation status will be terminated;

         WHEREAS, such termination, under Code Section 1362(e), will result in the Company's 1996 calendar tax year being divided in two (2) separate tax years, the first of which begins on January 1, 1996 and ends on the day immediately preceding the day such termination is effective (the "1996 S Short Year") and the second of which begins on the day such termination is effective and ends on December 31, 1996 (the "1996 C Short Year"); and

         WHEREAS, since its inception the Company has made, is making or will make distributions payable to Stockholder in amounts intended to equal the amount of the Company's accumulated adjustments account, as that term is defined in Code Section 1368(e)(1), calculated taking into account all items of income, gain, deduction, loss and credit through the last day of the Company's 1996 S Short Year; and

         WHEREAS, on December 3, 1996, the Board of Directors of the Company executed a resolution of the directors (the "Resolution"), a copy of which is attached hereto as Exhibit A, by which certain distributions will be made to Stockholder (collectively, the "Distributions") determined based on Stockholder's pro rata share (based on Stockholder's share ownership reflected in Schedule A) of both (A) $795,229, which is the amount of the Company's undistributed U.S. federal taxable income as reported by the Company on Form 1120S for the Company's 1995 tax year and (B) $4,120,000, which is the estimated amount of the Company's U.S. federal taxable income for its 1996 S Short Year; and

         WHEREAS, the amount of the Distributions, although intended to equal Stockholder's pro rata share of such taxable income for the Company's 1995 tax year and its 1996 S Short Year, may, in fact, be less or more than such amounts; and

         WHEREAS, the Company and Stockholder have determined it to be in their mutual best interests to set forth in this Agreement certain provisions designed to adjust such Distributions in order to achieve the intended results of the Distributions totaling the amount of Stockholder's pro rata share of the Company's U.S. federal taxable income for the Company's 1995 tax year and its 1996 S Short Year; and

         WHEREAS, as an inducement to the Purchasers to purchase preferred stock of the Company, the Company and the Stockholder have entered into this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, Stockholder and the Company hereby agree as follows:

 SECTION 1.      DEFINITIONS.  For purposes of this Agreement:

         1.1 "Additional Amounts" means any interest, penalties or additions to tax imposed or assessed by the Internal Revenue Service (the "Service") or any other taxing authority, as a result of any liability for Taxes, as defined herein.

         1.2 "Additional Taxes" means, for any Pre-Closing Date Period, as that term is defined herein, the excess of (i) the product of (A) forty percent (40%) and (B) the amount of income of the Company taxable to Stockholder under Code Section 1366 as reported for federal income tax purposes on the Company's Forms 1120S for the 1995 tax year or its 1996 S Short Year, as the case may be, calculated after taking into account any adjustment by the Service or any other taxing authority to such reported amounts (other than a Stockholder Adjustment) constituting a "determination" within the meaning of Code Section 1313 or comparable provision of state law over (ii) an amount equal to the product of
(x) forty percent (40%) and (y) the amount of income of the Company taxable to the Stockholder as reported on the Company's Forms 1120S for the 1995 tax year or its 1996 S Short Year.

         1.3 "Audit" means any audit, investigation or exam by the Service or any other taxing authority.

         1.4 "Company Adjustment" means any adjustment by the Service or any other taxing authority of income, gain, deduction, loss, credit or other allowance (i) that causes any item of net income of the Company that was taken into account and reported by the Company on its Forms 1120S for federal income tax purposes for the 1995 tax year or its 1996 S Short Year to be included in taxable income in a Post-Closing Date Period and not to be included in taxable income in a Pre-Closing Date period or that causes any deduction, loss, credit or other allowance of the Company, which deduction, credit or other allowance has the effect of reducing taxable income that was taken into account and reported by the Company on its Form 1120 for federal income tax purposes in a Post-Closing Date Period, to be taken into account in a Pre-Closing Date Period and not to be taken into account in a Post-Closing Date Period, and/or (ii) which results in Taxes and/or Additional Amounts in respect thereof being imposed on Company as a result of the Company not qualifying as an S corporation for any period prior to the end of the 1996 S Short Year.

         1.5 "Indemnitee" means the party, whether the Company or Stockholder, as the context indicates and as the case may be, entitled to receive an indemnification payment from the other party pursuant to this Agreement; provided, however, that if Stockholder shall be the Indemnitee, all rights of the Indemnitee under Section 5 hereof may be exercised only by the Stockholder Representative.

         1.6 "Indemnitor" means the party, whether the Company or Stockholder, as the context indicates and as the case may be, obligated to indemnify the other party pursuant to this Agreement; provided, however, that if Stockholder shall be the Indemnitor, all rights of the Indemnitor under
Section 5 hereof may be exercised only by the Stockholder Representative.

         1.7 "Post-Closing Date Period" means any taxable year of the Company ending after the first day of the 1996 C short tax year.

         1.8 "Pre-Closing Date Period" means any taxable year of the Company ending before the first day of the 1996 C short tax year .

         1.9 "Stockholder Adjustment" means any adjustment by the Service or any other taxing authority of income, gain, deduction, loss, credit or other allowance that causes any item of net income of the Company that was taken into account and reported by the Company on its Form 1120 for federal income tax purposes in a Post-Closing Date Period, to be included in taxable income in a Pre-Closing Date Period and not to be included in taxable income in a Post-Closing Date Period or that causes any deduction, loss, credit or other allowance of the Company, which deduction, loss, credit or other allowance has the effect of reducing taxable income that was taken into account and reported by the Company on its Forms 1120S for federal income tax purposes for the 1995 tax year or its 1996 S Short Year, to be taken into account in a Post-Closing Date Period and not to be taken into account in a Pre-Closing Date Period.

         1.10 "Stockholder Representative" means Leon Sragowicz, or such other shareholder of the Company which all of the shareholders listed on Schedule A designate to the Company as the Shareholder Representative.

         1.11 "Tax Claim" means any written or oral claim or notice by the Service or any other taxing authority for Taxes and/or Additional Amounts including, without limitation, an assessment for Taxes.

         1.12 "Taxes" means U.S. federal income tax and state and local income taxes and other state and local taxes based on or measured by net income, including franchise taxes.

SECTION 2.       AGREEMENT TO MAKE ADDITIONAL DISTRIBUTIONS TO STOCKHOLDER.

         2.1 The Company agrees to promptly pay to Stockholder the excess of (a) the amount of Stockholder's pro rata share, based on Stockholder's share ownership reflected in Schedule A, of the Company's taxable income for Company's 1995 tax year and its 1996 S Short Year as reported on its Forms 1120S, which pro rata share shall be calculated based on Stockholder's percentage of share ownership in the Company reflected in Schedule A, over (b) the sum of (i) amount of Distributions made to Stockholder pursuant to the Resolution and any other distributions to Stockholder by Company in respect of its 1995 tax year and its 1996 S Short Year, and (ii) any amount payable by the Company to Stockholder under the terms of Section 4 hereof.

         2.2 Stockholder agrees to promptly pay to the Company the excess of (a) the amount of the Distributions made to Stockholder pursuant to the Resolution and any other distributions to Stockholder by Company in respect of its 1995 tax year and its 1996 S Short Year, over (b) the sum of (i) the amount of Stockholder's pro rata share based on Stockholder's share ownership reflected in Schedule A of the Company's taxable income for the Company's 1995 tax year and its 1996 S Short Year as reported on its Forms 1120S, which pro rata share shall be calculated based on Stockholder's percentage of share ownership in the Company reflected in Schedule A, and (ii) any amount payable by Stockholder to the Company under Section 3 hereof by reason of any Company Adjustment under Subsection 1.4(i) hereof (but not by reason of any Company Adjustment under Subsection 1.4(ii) hereof).

SECTION 3.       STOCKHOLDER INDEMNIFICATION OF THE COMPANY.

         3.1 Stockholder agrees to promptly indemnify the Company, as provided for and limited by this Section 3, for the Stockholder Indemnification Amount (as determined under Section 3.2 hereof) that results from a Company Adjustment, and this Section 3 shall apply to each successive Company Adjustment.

         3.2 The Stockholder Indemnification amount that results from a Company Adjustment shall equal the excess of (i) the amount of the Taxes and Additional Amounts paid by the Company computed taking into account such Company Adjustment, over (ii) the amount of the Taxes and Additional Amounts paid by the Company computed without taking into account such Company Adjustment.

         3.3 Notwithstanding the foregoing Subsections 3.1 and 3.2, the Stockholder Indemnification Amount with respect to any Company Adjustment under Subsection 1.4(i) hereof shall not exceed the excess of (i) the amount of any net reduction in the liability for Taxes and Additional Amounts of Stockholder, including amounts that have been or will be refunded or credited to Stockholder, directly attributable to such Company Adjustment, over (ii) costs, including legal and accounting fees, incurred by Stockholder and reasonably attributable to or incurred in connection with the determination of such Company Adjustment. For purposes of clarity, the limitation in this Section 3.3 shall not apply to any Company Adjustment under Subsection 1.4(ii) hereof.

         3.4     The amount payable by Stockholder to the Company pursuant to
Section 3.1 shall be grossed up so as to provide the Company with an amount that, on an after-tax basis and reflecting the tax consequences to the Company, equals the amount of Taxes and Additional Amounts for which Stockholder is obligated to indemnify the Company pursuant to this Agreement.

SECTION 4.       COMPANY INDEMNIFICATION OF STOCKHOLDER.

         4.1 Company agrees to promptly indemnify Stockholder, as provided for by this Section 4, for the amount of (i) any Taxes and Additional Amounts paid by Stockholder as a result of any Stockholder Adjustment (and this Section 4 shall apply to each successive Stockholder Adjustment), plus (ii) any Additional Taxes and any related Additional Amounts paid by Stockholder as a result of any adjustment by the Service or any other taxing authority which is not the result of a Stockholder Adjustment.

         4.2     The amount payable by the Company to Stockholder pursuant to
Section 4.1 shall be grossed up so as to provide Stockholder with an amount that, on an after-tax basis and reflecting the tax consequences to Stockholder, equals the amount of Taxes, Additional Taxes and Additional Amounts for which the Company is obligated to indemnify Stockholder pursuant to this Agreement.

         4.3 To the extent that an indemnification obligation arises pursuant to this Section 4 as a result of a Stockholder Adjustment in respect of an increase in Stockholder's pro rata share of the taxable income of the Company for the 1996 S Short Year (i) such amount shall be paid by the Company to Stockholder in accordance with Section 6.1 hereof, and (ii) Stockholder shall immediately loan an amount equal to sixty percent (60%) of such amount to the Company, and such loan shall be evidenced by a promissory note substantially in the form of Exhibit B hereto (the "Note"), provided, however, that the provisions of this subparagraph (ii) shall not apply to any such indemnification obligation that arises after the date of (i) the consummation by the Company of the sale of its common stock at a price equal to at least Nine Dollars ($9.00) per share in an underwritten initial public offering registered under the Securities Act or 1933 (as amended or any similar federal law then in force) that results in net proceeds to the Company of at least Twenty Five Million Dollars ($25,000,000); or (2) at any time during the second fiscal quarter of the year 2000 if the Company has a net income for the fiscal year ended December, 1999 in an amount greater then $10,000,000, so long as the Company does not incur any additional indebtedness in order to repay the Note.


SECTION 5.       CONSENT PROVISIONS.

         5.1 Stockholder shall not initiate, effect or permit any Stockholder Adjustment

(through an amended tax return or otherwise) without the written consent of the Company. Company shall not initiate, effect or settle upon any Company Adjustment (through an amended tax return or otherwise) without the written consent of the Stockholder Representative.

         5.2 If an Audit is commenced or a Tax Claim is made against Stockholder with respect to any amount of income, gain, deduction, loss or credit of the Company included by Stockholder under Code Section 1366, Stockholder shall promptly notify the Company in writing of that Audit or Tax Claim. If an Audit is commenced or a Tax Claim is made with respect to the Company, the Company shall promptly notify Stockholder in writing of that Audit or Tax Claim. The person against whom the Audit is commenced or Tax Claim is made shall promptly provide all correspondence to the other person under this Agreement, with respect to such Audit or Tax Claim.

         5.3 Indemnitor shall have the right at its option upon timely notice to Indemnitee to assume control of the proceedings in connection with any Audit or the defense of any suit, action or proceeding with respect to any Tax Claim at its own expense and with its own counsel, provided its counsel is reasonably satisfactory to Indemnitee.

         5.4 Notwithstanding anything herein to the contrary, if Indemnitor exercises the option of Section 5.3, (i) Indemnitor shall not agree to any settlement with respect to any Taxes or Additional Amounts without Indemnitee's consent if the effect of the settlement would be an increase in the liability of Indemnitee (or any of its affiliates) for any Taxes or Additional Amounts and if the Indemnitor would not be liable under this Agreement to pay Indemnitee the full amount of that increase in liability for Taxes and any related Additional Amounts, (ii) Indemnitor shall keep Indemnitee informed of all material developments and events relating to such Audit or Tax Claim, and
(iii) Indemnitee shall have the right to participate in, but not to control, the defense of any Audit or Tax Claim.

         5.5 Indemnitor shall not agree to any settlement without Indemnitee's express prior written consent which shall not be unreasonably withheld. Indemnitor and Indemnitee shall fully cooperate with each other in their efforts to litigate, defend or otherwise attempt to resolve any proceeding.

SECTION 6.       PAYMENT DATES.

         6.1 Any payment due pursuant to Section 4 of this Agreement shall be made not later than thirty (30) days after receipt by the Company of written notice from Stockholder stating that any Taxes, Additional Taxes and Additional Amounts, for or with respect to which Stockholder is entitled to indemnification hereunder, have been paid by Stockholder.

         6.2 Any payment due pursuant to Section 3 of this Agreement shall be made not later than thirty (30) days after receipt by Stockholder of written notice from the Company stating that any Taxes and Additional Amounts for or with respect to which the Company is entitled to indemnification hereunder have been paid, provided, however, that except with respect to a

Company Adjustment under Section 1.4(ii) and except as provided below, any such payment shall not be required to be made earlier than seven (7) days after Stockholder shall receive a refund or credit for the amount of any reduction in the liability of Stockholder for Taxes and any related Additional Amounts that are attributable to a Company Adjustment giving rise to the payment in question. Stockholder shall use his best efforts to file and diligently prosecute any claim necessary to obtain any refund attributable to a Company Adjustment within thirty (30) days after receipt by Stockholder of the written notice referred to above, but in all events prior to the expiration of the relevant statute of limitations (unless such statute of limitations has expired on or before the receipt of such notice). In the event that such statute of limitations expires on a date more than ten (10) days after receipt of such notice from the Company and Stockholder fails to properly file a claim for refund prior to the expiration of such statute of limitations, the provision contained in this Section 6.2 shall not apply.

         6.3 Any notice under this Section 6 with respect to a required indemnification payment shall include an accurate and reasonably detailed description, including correspondence, work papers, etc., of the adjustment by the subject taxing authority to taxable income, gain, deduction loss, or credit of Indemnitee. Any indemnification payment required to be made hereunder that is not made when due shall bear interest until paid at the prime rate published by Citibank, N.A.

         6.4 The amount of any Taxes, Additional Taxes or Additional Amounts, as the case may be, with respect to which Indemnitee has received a payment from Indemnitor pursuant to this Agreement which are subsequently refunded or credited to Indemnitee by the subject taxing authority (the "Refunded Amount") shall be reimbursed to Indemnitor by Indemnitee within thirty (30) days of Indemnitee receiving such credit or refund. The amount of any Refunded Amount not paid by Indemnitee to Indemnitor within the time period prescribed by this Section 6.4 shall bear interest at the prime rate published by Citibank, N.A.

         6.5 The obligation of the Company or Stockholder to make a payment under Section 3 or Section 4 of this Agreement shall be subject to the Indemnitee providing Indemnitor with evidence reasonably satisfactory to Indemnitor of the amount of the indemnification so claimed.

SECTION 7.       TRANSFER OF ASSETS; TERM.

         Company's obligations under this Agreement shall continue and survive notwithstanding any agreement of merger, acquisition, consolidation, asset transfer or similar reorganization. Stockholder and the Company intend that the rights and obligations of each party to this Agreement shall be in force until all statutes of limitation for any tax adjustment which may give rise to indemnification under this Agreement shall have expired.

SECTION 8.       NOTICES.

         Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the other party at the following address (or at another address a party may specify by notice to the other party):

         If to Stockholder, to:            Leon Sragowicz
                                           166 Bal Bay Drive
                                           Bal Harbor Village
                                           Miami, FL


         If to the Company, to:            AVTEAM, INC.
                                           3230 Executive Way
                                           Miramar, Florida 33025


SECTION 9.       GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

SECTION 10.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 11.      ASSIGNMENTS.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 12.      AMENDMENT AND MODIFICATION.

         This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto and the Purchasers.

SECTION 13.      THIRD PARTY BENEFICIARY.

         The parties hereto agree and understand that the Purchasers are third party beneficiaries of this Agreement.

SECTION 14.      ENTIRE AGREEMENT.

         This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter contained herein, including without limitation the S Corporation Tax Allocation and Indemnification Agreement dated April 12, 1996, by and between the Company and Stockholder, and the July 5, 1996 Addendum to such Agreements, which Agreement and Addendum are hereby rescinded and canceled.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the day and year first above written.

                                        AVTEAM, INC.:



                                        By:___________________________________
                                        Name:_________________________
                                        Title:________________________________


                                        STOCKHOLDER:


                                        ______________________________________

SCHEDULE A

SHAREHOLDERS OF AVTEAM, INC.



                                                                    Number of Shares
         Shareholder                                                of Common Stock
         -----------                                                ---------------
         Leon Sragowicz                                                3,500,000

         Donald A. Graw                                                  500,000

         Jaime J. Levy                                                   500,000

         Richard Preston                                                 500,000
